Exhibit 10.1

PURECYCLE TECHNOLOGIES, INC.

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

(Employees)

PureCycle Technologies, Inc. (the “Company”) hereby grants to the Participant the number of Restricted Stock Units (“RSUs”) set forth below under the PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”). The RSUs are subject to all of the terms and conditions in this Notice of Grant of Restricted Stock Units (this “Grant Notice”), in the Restricted Stock Units Agreement attached hereto (the “Agreement”) and in the Plan. Capitalized terms used, but not otherwise defined, in this Grant Notice will have the meanings given to such terms in the Plan or Agreement, and the Plan and the Agreement are hereby incorporated by reference into this Grant Notice. If there are any inconsistences between this Grant Notice or the Agreement and the Plan, the terms of the Plan shall govern.

Participant:	[Name]
Type of Grant:	Restricted Stock Units
Date of Grant:	[Grant Date]
Number of RSUs:	[#]
Vesting Schedule:	Subject to the conditions set forth in the Agreement, including but not limited to the Participant’s continuous employment with the Company or a Subsidiary until the applicable vesting date, the RSUs shall vest as follows: the RSUs shall vest in substantially equal installments on each of the first four anniversaries of the Date of Grant.

PURECYCLE TECHNOLOGIES, INC.

Restricted Stock Units Agreement

PureCycle Technologies, Inc. (the “Company”) has granted, pursuant to the PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan (the “Plan”), to the Participant named in the Notice of Grant of Restricted Stock Units (the “Grant Notice”) to which this Restricted Stock Units Agreement is attached (together with the Grant Notice, this “Agreement”) an award of Restricted Stock Units as set forth in such Grant Notice, subject to the terms and conditions set forth in this Agreement.

1.            Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan. As used in this Agreement:

(a)	“Cause” shall mean “Cause” (or a term of substantively similar meaning) as defined in an individual employment agreement in effect as of the Date of Grant between the Participant and the Company or any Subsidiary (an “Employment Agreement”) or as set forth in an executive severance plan in which the Participant participates as of the Date of Grant, if any in each case, or, if the Participant does not have an Employment Agreement or participate in such executive severance plan as of the Date of Grant (or such Employment Agreement or plan does not define “Cause”), then “Cause” shall mean (i) the Participant’s commission of, conviction for, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) the Participant’s conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its affiliates in any material way, (iii) the Participant’s failure to perform duties as reasonably directed by the Company or the Participant’s material violation of any rule, regulation, policy or plan for the conduct of any service provider to the Company or its affiliates or its or their business (which, if curable, is not cured within 5 days after notice thereof is provided to the Participant) or (iv) the Participant’s gross negligence, willful malfeasance or material act of disloyalty with respect to the Company or its affiliates (which, if curable, is not cured within 5 days after notice thereof is provided to the Participant).

(b)	“Company’s Business” means the design, development, manufacture, marketing or sale of sustainable plastic solutions, recycling technology or related services and any other business that the Company conducts as evidenced on the Company’s website or marketing materials of the Company.

(c)	“Disability” (or similar terms) shall mean a circumstance in which the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months and otherwise satisfies the requirements to be disabled under Section 409A of the Code.

(d)	“Good Reason” shall have the meaning set forth in the Participant’s Employment Agreement or set forth in an executive severance plan in which the Participant participates as of the Date of Grant, if any, or, if the Participant does not have an Employment Agreement or participate in such executive severance plan as of the Date of Grant (or such Employment Agreement or plan does not define “Good Reason”), then “Good Reason” shall mean the occurrence of any of the following events without the Participant’s express written consent: (i) an involuntary material reduction in the Participant’s then-current base salary, (ii) a mandatory relocation of the Participant’s primary work location to a location more than 50 miles from the Participant’s work location as of the date of this Agreement or (iii) a material breach by the Company of the terms of this Agreement. To terminate the Participant’s employment for Good Reason, the Participant must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company must have at least 30 days from the date on which such notice is provided to cure such circumstances. If the Participant does not terminate his employment for Good Reason within 30 days after the expiration of the Company’s cure period, then the Participant will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

(e)	“Restricted Territory” means: (i) the geographic area(s) within a fifty (50) mile radius of any and all Company location(s) in, to, or for which the Participant worked, to which the Participant was assigned or had any responsibility (either direct or supervisory) at the time of termination of the Participant’s employment and at any time during the two (2) year period prior to such termination; (ii) the United States, and (iii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) and (ii) above, with which the Participant had any contact or for which the Participant had any responsibility (either direct or supervisory) at the time of termination of the Participant’s employment and at any time during the two (2) year period prior to such termination.

2.            Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Participant, as of the Date of Grant, the number of RSUs set forth in the Grant Notice. Each RSU shall represent the right of the Participant to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.

3.            Restrictions on Transfer of RSUs. Subject to Section 15 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the shares of Common Stock underlying such RSUs shall be transferable prior to payment to the Participant pursuant to Section 6 hereof other than by will or pursuant to the laws of descent and distribution.

4.            Vesting of RSUs.

(a)	The RSUs shall vest in accordance with the Vesting Schedule set forth in the Grant Notice (the period from the Date of Grant until the last applicable vesting date, the “Vesting Period”). Any RSUs that do not so become vested will be forfeited, including, except as provided in Sections 4(b), 4(c) or 4(d) below, if the Participant ceases to be continuously employed by the Company or a Subsidiary for any reason prior to the end of the Vesting Period. For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of the Participant’s employment with the Company or a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

(b)	Notwithstanding Section 4(a) above, upon the Participant’s death or Disability, in each case prior to the end of the Vesting Period, the RSUs shall vest in full.

(c)	Notwithstanding Section 4(a) above, upon any termination of the Participant’s employment as a result of a termination by the Company or a Subsidiary without Cause or by the Participant for Good Reason prior to the end of the Vesting Period, a pro rata portion of the RSUs shall vest, with such pro-rata portion determined by multiplying (i) the total number of RSUs by (ii) a fraction, the numerator of which is the number of calendar days that shall have elapsed from the Date of Grant until the date of such termination and the denominator of which is the number of calendar days in the full Vesting Period, and subtracting from such amount the number of RSUs (if any) that previously vested.

(d)	Notwithstanding Section 4(a) above, in the event of a Change in Control that occurs prior to the end of the Vesting Period, the RSUs shall become vested and payable in accordance with Section 5 below.

5.	Effect of a Change in Control.

(a)	Notwithstanding Section 4(a) above, if at any time before the end of the Vesting Period or forfeiture of the RSUs, and while the Participant is continuously employed by the Company or a Subsidiary, a Change in Control occurs, then all of the RSUs will become vested, except to the extent that a Replacement Award is provided to the Participant in accordance with Section 5(b) to continue, replace or assume the RSUs covered by this Agreement (the “Replaced Award”) immediately prior to (and contingent upon) the Change in Control.

(b)	For purposes of this Agreement, a “Replacement Award” means an award (i) of the same type (e.g., time-based restricted stock units) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent termination of employment or Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this paragraph are satisfied will be made by the Board or Committee, as constituted immediately before the Change in Control, in its sole discretion.

(c)	If, within 12 months after receiving a Replacement Award, the Participant experiences a termination of employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by the Participant for Good Reason during the remaining vesting period for the Replacement Award, the Replacement Award shall immediately vest.

6.            Form and Time of Payment of RSUs.

(a)	Payment for the RSUs, after and to the extent they have become vested, shall be made in the form of one share of Common Stock for each vested RSU. Payment shall be made as soon as administratively practicable following (but no later than thirty (30) days following) the date that the RSUs become vested pursuant to Section 4 hereof.

(b)	[In all events, payment for the RSUs (to the extent vested) shall be made within the short-term deferral period for purposes of Section 409A of the Code.]

(c)	The Company’s obligations to the Participant with respect to the RSUs will be satisfied in full upon the issuance of shares of Common Stock corresponding to such RSUs.

7.            Dividend Equivalents; Voting and Other Rights.

(a)	The Participant shall have no rights of ownership in the shares of Common Stock underlying the RSUs and no right to vote the shares of Common Stock underlying the RSUs until the date on which the shares of Common Stock underlying the RSUs are issued or transferred to the Participant pursuant to Section 6 above.

(b)	[From and after the Date of Grant and until the earlier of (i) the time when the RSUs become vested and are paid in accordance with Section 6 hereof and (ii) the time when the Participant’s right to receive shares of Common Stock in payment of the RSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of shares of Common Stock generally, the Participant shall be credited with cash per RSU equal to the amount of such dividend. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including vesting, payment and forfeitability) as apply to the RSUs based on which the dividend equivalents were credited, and such amounts shall be paid in cash at the same time as the RSUs to which they relate are settled.

(c)	The obligation of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

8.            Adjustments. The number of shares of Common Stock issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 11 of the Plan.

9.            Taxes. To the extent that the Company is required to withhold federal, state, local, or foreign taxes or other amounts in connection with any payment made or benefit realized by the Participant under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. If the Participant’s benefit is to be received in the form of shares of Common Stock, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in the Participant’s income. In no event will the market value of Common Stock to be withheld pursuant to this Section 9 to satisfy applicable withholding taxes or other amounts exceed the minimum amount of taxes required to be withheld. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for the Participant with respect to any payment provided to the Participant hereunder, and the Participant shall be responsible for any taxes imposed on the Participant with respect to any such payment.

10.          Compliance with Law.

(a)	The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

(b)	Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

11.          Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant). Notwithstanding the foregoing, the Company is not guaranteeing any particular tax outcome, and the Participant shall remain solely liable for any and all tax consequences associated with the RSUs.

12.          Competitive Activity; Non-Solicitation; Confidentiality.

(a)	Acknowledgements and Agreements. The Participant hereby acknowledges and agrees that in the performance of Participant’s duties to the Company, the Participant shall be brought into frequent contact with existing and potential customers of the Company throughout the world. The Participant also agrees that trade secrets and confidential information of the Company, more fully described in Section 12(e)(i), gained by the Participant during the Participant’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. The Participant further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that the Participant not compete with the Company during the Participant’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following subparagraphs. In consideration of the Participant’s receipt of the RSUs and the confidential information described herein, the Participant agrees to the restrictive covenants in this Section 12.

(b)	Covenants.

(i)	Covenants During Employment. While employed by the Company, the Participant shall not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, the Participant shall not:

(A)	create, establish, enter into, be employed by or engage in any manner, either directly or indirectly, in any business which competes with the Company’s business;

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s business;

(C)	divert, entice or otherwise take away any customers, vendors, business, patronage or orders of the Company or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s business.

(ii)	Covenants Following Termination. For a period of two (2) years following the termination of the Participant’s employment for any reason, the Participant shall not:

(A)	accept employment from, enter into or engage in any business which competes with the Company’s Business within the Restricted Territory;

(B)	solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

(iii)	Indirect Competition. For the purposes of Section 12(b)(i) and (ii) inclusive, but without limitation thereof, the Participant shall be in violation thereof if the Participant engages in any or all of the activities set forth therein directly as an individual on the Participant’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which the Participant or the Participant’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

(iv)	If it shall be judicially determined that the Participant has violated this Section 12(b), then the period applicable to each obligation that the Participant shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(c)	The Company. For purposes of this Section 12, the Company shall include any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which the Participant worked or had responsibility at the time of termination of the Participant’s employment and at any time during the two (2) year period prior to such termination.

(d)	Non-Solicitation. The Participant shall not, directly or indirectly, at any time, during the period of the Participant’s employment or for one year thereafter, attempt to disrupt, damage, impair or interfere with the Company’s business by raiding any of the Company’s employees or soliciting any of them to resign from their employment with the Company, or by disrupting the relationship between the Company and any of its consultants, agents or representatives. The Participant acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e)	Further Covenants.

(i)	The Participant shall keep in strict confidence, and shall not, directly or indirectly, at any time, during or after the Participant’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing the Participant’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how the Participant may have acquired such information. With respect to materials that are trade secrets, the protection shall last for so long as the materials remain trade secrets as defined by law. For the remainder of the confidential information, the protection shall last for 20 years post-termination. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, plant schematics and operating manuals, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, strategic business plans, systems designs and other business information. The Participant specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory of the Participant, and whether compiled by the Company and/or the Participant, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by the Participant during the Participant’s employment with the Company (except in the course of performing the Participant’s duties and obligations to the Company) or after the termination of the Participant’s employment shall constitute a misappropriation of the Company’s trade secrets.

(ii)	The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(iii)	The Participant agrees that upon termination of the Participant’s employment with the Company for any reason, the Participant shall return to the Company, in good condition, all property of the Company, including, without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 12(e)(i) of this Agreement. In the event that such items are not so returned, the Company shall have the right to charge the Participant for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(f)	Discoveries and Inventions; Work Made for Hire.

(i)	The Participant agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by the Participant for the Company, the Participant does hereby assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. The Participant has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that the Participant conceives and/or develops entirely on the Participant’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by the Participant for the Company. The Participant agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by the Participant, either solely or jointly with others, within one (1) year following the termination of the Participant’s employment shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii)	In order to determine the rights of the Participant and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, the Participant agrees that during the Participant’s employment, and for two (2) years after the termination of the Participant’s employment, the Participant shall disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by the Participant solely or jointly with others. The Company agrees to keep any such disclosures confidential. The Participant also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials shall be the exclusive property of the Company. The Participant agrees that at the request of and without charge to the Company, but at the Company’s expense, the Participant shall execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and shall assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Participant shall do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure the Participant’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of the Participant’s physical or mental incapacity or for any other reason whatsoever, the Participant irrevocably designates and appoints the Corporate Secretary of the Company as the Participant’s attorney-in-fact to act on the Participant’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii)	The Participant acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters thereof, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by the Participant during the Participant’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item shall recognize the Company as the copyright owner, shall contain all proper copyright notices, e.g., “(creation date) PureCycle Technologies, Inc., All Rights Reserved,” and shall be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g)	Communication of Contents of Agreement. While employed by the Company and for two (2) years thereafter, the Participant shall communicate the contents of Section 12 of this Agreement to any person, firm, association, partnership, corporation or other entity that the Participant intends to be employed by, associated with or represent.

(h)	Confidentiality Agreements. The Participant agrees that the Participant shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to the Participant’s former employers. The Participant warrants that the Participant is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit the Participant’s right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. The Participant agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit the Participant’s right to make disclosures or to engage in any other activities contemplated by the Participant’s employment with the Company.

(i)	Relief. The Participant acknowledges and agrees that the remedy at law available to the Company for breach of any of the Participant’s obligations under this Agreement would be inadequate. The Participant therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 12(b), 12(d), 12(e), 12(f), 12(g) and 12(h) inclusive, of this Agreement, without the necessity of proof of actual damage.

(j)	Reasonableness. The Participant acknowledges that the Participant’s obligations under this Section 12 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if the Participant were to violate such obligations. The Participant further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which the Participant acknowledges constitutes good, valuable and sufficient consideration.

(k)	Other Acknowledgements. The restrictions in this Section 12 do not supersede, and are in addition to, restrictive covenants contained in any other form of agreement, such as an employment agreement, between the Company and the Participant, to the extent enforceable pursuant to the terms of the other agreement. Nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

(l)	Prevailing Party’s Litigation Expenses. In the event of litigation between the Company and the Participant related to this Section 12, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.

13.          Survival. Subject to any limits on applicability contained therein, Section 12 shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Participant’s employment or the vesting or forfeiture of this award.

14.          Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

15.          No Right to Future Awards or Employment. The grant of the RSUs under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Participant any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Participant.

16.          Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any other compensatory arrangement maintained by the Company or any of its Subsidiaries.

17.          Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Participant under this Agreement without the Participant’s written consent, and the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

18.          Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

19.          Relation to Plan. The RSUs granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

20.          Clawback. Notwithstanding anything in this Agreement to the contrary, the Participant acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded).

21.          Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

22.          Choice of Law; Venue. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. In addition, the Participant agrees that the state and federal courts located in the state of Florida shall have jurisdiction in any action, suit or proceeding against the Participant based on or arising out of this Agreement and the Participant hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against the Participant; and (c) irrevocably waives any other requirement (whether imposed by statute, rule of court or otherwise) or any objection which the Participant now or hereafter may have with respect to personal jurisdiction, venue or service of process.

23.          Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.

24.          Acknowledgement. The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

25.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated below.

PURECYCLE TECHNOLOGIES, INC.

By:

Name:
Title:
Date:

Participant Acknowledgment and Acceptance

By:

Print Name:
Date: